Exhibit 16.1

August 16, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Trillion Energy International, Inc., under Item 4.01 of its Form 8- K dated August 16, 2019. We agree with the statements concerning our Firm in Item 4.01(a); we are not in a position to agree or disagree with other statements of Trillion Energy International, Inc. contained in Item 4.01 (b).

Sincerely,

/s/ Whitley Penn LLP